                                                                    EXHIBIT 99.3

                     EXCHANGEABLE SHARE SUPPORT AGREEMENT

          This AGREEMENT is made the . day of September, 1999
BETWEEN:

          INFOSPACE.COM, INC., a corporation incorporated under the laws of Delaware

          ("Infospace")

                                    - and -

          INFOSPACE.COM NOVA SCOTIA COMPANY, an unlimited liability company existing under the laws of the Province of Nova Scotia

          ("Infospace Nova Scotia")

                                    - and -

          INFOSPACE.COM CANADA HOLDINGS INC., a corporation amalgamated under the laws of Ontario

          ("Infospace Canada")


          MONTREAL TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada,

          (the"Trustee")



Background:

1. Pursuant to that certain Agreement and Plan of Acquisition and Arrangement dated as of the 13th day of August, 1999 (the "Arrangement and Acquisition Agreement"), entered into between Infospace and INEX Corporation ("INEX" and collectively the "Parties"), the Parties have agreed to the acquisition of INEX Corporation by Infospace, pursuant to a court sanctioned plan of arrangement (the "Arrangement").

2. Pursuant to the Arrangement and Acquisition Agreement, common shareholders of INEX will have the option of exchanging their common shares of INEX ("INEX Common Shares"), for common shares in the capital of Infospace ("Infospace Common Shares") or exchangeable shares in the capital of Infospace Canada (the "Exchangeable Shares") on the basis
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                                       2

of .20405 of an Exchangeable Share or an Infospace Common Share for each INEX Common Share.

3. In accordance with the Arrangement and Acquisition Agreement, Infospace and Infospace Canada are hereby entering into this support agreement with a trustee appointed by the holders of such Exchangeable Shares.

4. The Trustee has been appointed and his duties and powers and ancillary matters have been set out in a Voting and Exchange Trust Agreement dated the date hereof.

          NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:


                                   ARTICLE 1

                        DEFINITIONS AND INTERPRETATION

1.1       Defined Terms

          Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Share Provisions") attaching to the Exchangeable Shares. "Special Voting Share" means the one share of special voting stock to be issued by Infospace and deposited with the Trustee pursuant to the Voting and Exchange Trust Agreement.

1.2       Interpretation Not Affected by Headings

          The division of this agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this agreement. The terms "this agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3       Number, Gender

          Words in the singular number only shall include the plural and vice versa. Words in one gender shall include all genders.

1.4       Date for any Action

          If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

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                                       3

1.5       Trustee

          The Trustee shall have the powers and duties set out in the Voting and Exchange Trust Agreement and shall be compensated and replaced as provided for therein.

                                   ARTICLE 2

                  COVENANTS OF INFOSPACE AND INFOSPACE CANADA

2.1       Covenants Regarding Exchangeable Shares

          So long as any Exchangeable Shares not owned by Infospace or its Affiliates are outstanding, Infospace shall:

          (a) not declare or pay any dividend on the Infospace Common Shares unless (i) Infospace Canada shall simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares and (ii) Infospace Canada shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

          (b) advise Infospace Canada sufficiently in advance of the declaration by Infospace of any dividend on Infospace Common Shares and take all such other actions as are reasonably necessary, in cooperation with Infospace Canada, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Infospace Common Shares;

          (c) ensure that the record date for any dividend declared on Infospace Common Shares is not less than 10 Business Days after the declaration date of such dividend;

          (d) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Infospace Canada, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Infospace Canada, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Infospace Canada, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Infospace Canada to cause to be delivered Infospace Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Section 5, 6 or 7, as the case may be, of the Share Provisions;
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                                       4

          (e) take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Infospace Nova Scotia, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right including without limitation all such actions and all such things as are necessary or desirable to enable and permit Infospace Nova Scotia to cause to be delivered Infospace Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Section [8], as the case may be, of the Share Provisions; and

          (f) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of Infospace Canada nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Infospace Canada.

2.2       Segregation of Funds

          Infospace will cause Infospace Canada to deposit a sufficient amount of funds in a separate account of Infospace Canada and segregate a sufficient amount of such other assets and property as is necessary to enable Infospace Canada to pay dividends when due and to pay or otherwise satisfy its respective obligations under Section 5, 6 or 7 of the Share Provisions, as applicable and Infospace Canada will use such funds or other assets exclusively to pay such dividends or satisfy its obligations under Sections 5, 6 or 7 of the Share Provisions.

2.3       Reservation of Infospace Common Shares

          Infospace hereby represents, warrants and covenants in favour of Infospace Nova Scotia, Infospace Canada and the Trustee that Infospace has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Infospace or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Infospace Common Shares (or other shares or securities into which Infospace Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Infospace to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Infospace may now or hereafter be required to issue Infospace Common Shares, to enable and permit Infospace Nova Scotia and Infospace Canada to meet its respective obligations hereunder and under the Share Provisions.
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                                       5

2.4       Notification of Certain Events

          In order to assist Infospace and to permit Infospace Nova Scotia to exercise the Liquidation Call Right, Retraction Call Right and Redemption Call Right, Infospace Canada will notify Infospace, Infospace Nova Scotia and the Trustee of each of the following events at the time set forth below:

          (a) in the event of any determination by the Board of Directors of Infospace Canada to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Infospace Canada or to effect any other distribution of the assets of Infospace Canada among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

          (b) promptly, upon the earlier of receipt by Infospace Canada of notice of and Infospace Canada otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Infospace Canada or to effect any other distribution of the assets of Infospace Canada among its shareholders for the purpose of winding up its affairs;

          (c) immediately, upon receipt by Infospace Canada of a Retraction Request;

          (d) on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

          (e) as soon as practicable upon the issuance by Infospace Canada of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5       Delivery of Common Shares to Infospace Canada and Infospace Nova
     Scotia

          Upon notice from Infospace Canada or Infospace Nova Scotia of any event that requires Infospace Canada or Infospace Nova Scotia to cause to be delivered Infospace Common Shares to any holder of Exchangeable Shares, Infospace shall forthwith issue and deliver or cause to be delivered to Infospace Canada or Infospace Nova Scotia the requisite number of Infospace Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Infospace Canada or Infospace Nova Scotia shall direct. All such Infospace Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such Infospace Common Share, Infospace Canada or Infospace Nova Scotia, as the case may be, shall issue to Infospace, or as Infospace shall direct, common shares of Infospace Canada or Infospace Nova Scotia having equivalent value.
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                                       6

2.6       Qualification of Infospace Common Shares

          If any Infospace Common Shares (or other shares or securities into which Infospace Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by Infospace and delivered by Infospace at the direction of Infospace Canada or Infospace Nova Scotia, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter in Canada and the United States (other than any restrictions of general application on transfer by reason of a holder being a "control person" for purposes of Canadian provincial securities law or an "affiliate" of Infospace for purposes of United States federal or state securities law), Infospace will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such Infospace Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Infospace will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Infospace Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Infospace Common Shares (or such other shares or securities) have been listed by Infospace and remain listed and are quoted or posted for trading at such time.

2.7       Economic Equivalence.

          (a) Infospace will not without prior approval of Infospace Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with section [11 or 12] of the Share
               Provisions:

               (i) issue or distribute Infospace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Infospace Common Shares) to the holders of all or substantially all of the then outstanding Infospace Common Shares by way of stock dividend or other distribution, other than an issue of Infospace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Infospace Common Shares) to holders of Infospace Common Shares who exercise an option to receive dividends in Infospace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Infospace Common Shares) in lieu of receiving cash dividends; or

               (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Infospace Common Shares
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                                       7

                      entitling them to subscribe for or to purchase Infospace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Infospace Common Shares); or

               (iii) issue or distribute to the holders of all or substantially all of the then outstanding Infospace Common Shares (A) shares or securities of Infospace of any class other than Infospace Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Infospace Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above,
                      (C) evidences of indebtedness of Infospace or (D) assets of Infospace,

          unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Infospace in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement and Acquisition Agreement.

     (b) Infospace will not without the prior approval of Infospace Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with section [11 or 12] of the Share Provisions:

          (i) subdivide, redivide or change the then outstanding Infospace Common Shares into a greater number of Infospace Common Shares; or

          (ii) reduce, combine, consolidate or change the then outstanding Infospace Common Shares into a lesser number of Infospace Common Shares; or

          (iii) reclassify or otherwise change Infospace Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Infospace Common Shares,

          unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

     (c) Infospace will ensure that the record date for any event referred to in section 2.7 (a) or 2.7 (b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Infospace (with contemporaneous notification thereof by Infospace to Infospace Canada).

     (d) The Board of Directors of Infospace Canada shall determine, in good faith and in its sole discretion acting reasonably, economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such
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                                       8

          determination shall be conclusive and binding on Infospace. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of Infospace Canada to be relevant, be considered by the Board of Directors of Infospace Canada:


          (i) in the case of any stock dividend or other distribution payable in Infospace Common Shares, the number of such shares issued in proportion to the number of Infospace Common Shares previously outstanding;

          (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Infospace Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Infospace Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of Infospace Canada in the manner above contemplated) of an Infospace Common Share;

          (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Infospace of any class other than Infospace Common Shares, any rights, options or warrants other than those referred to in section 2.7(d)(ii) above, any evidences of indebtedness of Infospace or any assets of Infospace), the relationship between the fair market value (as determined by the Board of Directors of Infospace Canada in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Infospace Common Share and the current market value (as determined by the Board of Directors of Infospace Canada in the manner above contemplated) of an Infospace Common Share;

          (iv) in the case of any subdivision, redivision or change of the then outstanding Infospace Common Shares into a greater number of Infospace Common Shares or the reduction, combination, consolidation or change of the then outstanding Infospace Common Shares into a lesser number of Infospace Common Shares or any amalgamation, merger, reorganization or other transaction affecting Infospace Common Shares, the effect thereof upon the then outstanding Infospace Common Shares; and

          (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Infospace Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
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                                       9

          For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than three trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of Infospace Canada the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors of Infospace Canada, in good faith and in its sole discretion, and provided further that any such determination by the Board of Directors of Infospace Canada shall be conclusive and binding on Infospace.

     (e) Infospace Canada agrees that, to the extent required, upon due notice from Infospace, Infospace Canada will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Infospace Canada, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Infospace Common Shares and Exchangeable Shares as provided for in this section 2.7.

2.8  Tender Offers

     In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Infospace Common Shares (an "Offer") is proposed by Infospace or is proposed to Infospace or its shareholders and is recommended by the Board of Directors of Infospace, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Infospace, and the Exchangeable Shares are not redeemed by Infospace Canada or purchased by Infospace Nova Scotia, Infospace will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Infospace Common Shares, without discrimination. Without limiting the generality of the foregoing, Infospace will use its reasonable efforts expeditiously and in good faith (and shall, in the case of a transaction by Infospace or where Infospace is a participant in the negotiation thereof) to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against Infospace Canada (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Infospace Canada to redeem (or Infospace Nova Scotia to purchase pursuant to the Redemption Right) Exchangeable Shares, as applicable, in the event of an Infospace Control Transaction.
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                                       10

2.9  Ownership of Outstanding Shares

     Without the prior approval of Infospace Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with section [11] of the Share Provisions, Infospace covenants and agrees in favour of Infospace Canada and the Trustee on behalf of holders of Exchangeable Shares that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Infospace or any of its Affiliates, Infospace will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Infospace Canada and Infospace Nova Scotia.

2.10 Infospace and Affiliates Not to Vote Exchangeable Shares

     Infospace covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Infospace further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which Infospace Canada may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11 Rule 10b-18 Purchases

     For certainty, nothing contained in this Agreement, including without limitation the obligations of Infospace contained in section 2.8 hereof, shall limit the ability of Infospace or Infospace Canada to make a "Rule 10b-18 Purchase" of Infospace Common Shares pursuant to Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof.

2.12 Special Voting Shares

During the term of this Agreement, Infospace will not issue any additional Special Voting Shares and will not amend, alter, change or repeal the terms of the Special Voting Shares without the prior approval of the holders of Exchangeable Shares in accordance with section [11] of the Share Provisions.
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                                       11

                                   ARTICLE 3

                             INFOSPACE SUCCESSORS

3.1  Certain Requirements in Respect of Combination, etc.

     Infospace shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

     (a) such other person or continuing corporation (the "Infospace Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Infospace Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Infospace Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Infospace under this Agreement; and

     (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

3.2  Vesting of Powers in Successor

     Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver a supplemental agreement hereto and thereupon Infospace Successor shall possess and from time to time may exercise each and every right and power of Infospace under this Agreement in the name of Infospace or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Infospace or any officers of Infospace may be done and performed with like force and effect by the directors or officers of such Infospace Successor.

3.3  Wholly-Owned Subsidiaries

     Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Infospace, except for Infospace Canada, with or into Infospace or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Infospace, except for Infospace Canada, provided that all of the assets of such subsidiary are
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                                       12

transferred to Infospace or another wholly-owned direct or indirect subsidiary of Infospace and any such transactions are expressly permitted by this Article 3.

                                   ARTICLE 4

                                    GENERAL

4.1  Term

     This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person or entity other than Infospace and any of its Affiliates.

4.2  Changes in Capital of Infospace and Infospace Canada

     At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 hereof or otherwise, as a result of which either Infospace Common Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, with the appropriate changes, to all new securities into which Infospace Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3  Severability

     If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.4  Amendments, Modifications

     This Agreement may not be amended or modified except by an agreement in writing executed by Infospace Canada, Infospace Nova Scotia, the Trustee and Infospace.

4.5  Ministerial Amendments

     Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the Trustee or the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:
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                                       13

     (a) adding to the covenants of Infospace Canada, Infospace Nova Scotia or Infospace provided that the Board of Directors of each of Infospace Canada, Infospace Nova Scotia and Infospace shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

     (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Infospace Canada, Infospace Nova Scotia and Infospace, it may be expedient to make, provided that each such Board of Directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

     (c) making such changes or corrections which, on the advice of counsel to Infospace Canada, Infospace Nova Scotia and Infospace, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of Infospace Canada, Infospace Nova Scotia and Infospace shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6  Meeting to Consider Amendments

     Infospace Canada, at the request of Infospace, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Infospace Canada, the Share Provisions and all applicable laws.

4.7  Amendments Only in Writing

     No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.8  Enurement

     This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.9  Notices to Parties

     All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

     (a)  if to the Trustee:

          Montreal Trust Company of Canada
          151 Front Street West
          Suite 800
          Toronto, Ontario
          M5J 2N1

          Attention:               Manager, Corporate Trust
          Telecopier No.:          416-981-9777



     (b)  if to Infospace:



          Attention:               General Counsel
          Telecopier No.:



     (c)  if to Infospace Canada or Infospace Nova Scotia:


          Attention:               General Counsel
          Telecopier No.:



Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.10 Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.11 Jurisdiction

     This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.12 Attornment

     Each of Infospace, Infospace Nova Scotia and the Trustee agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Infospace Canada at its registered office in the Province of Ontario as attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                    INFOSPACE.COM, INC.


                                    By:_______________________________
                                    Name:
                                    Title:


                                    INFOSPACE.COM NOVA SCOTIA COMPANY


                                    By:_______________________________
                                    Name:
                                    Title:

                                    INFOSPACE.COM CANADA HOLDINGS INC.


                                    By:_______________________________
                                    Name:
                                    Title:


                                    MONTREAL TRUST COMPANY OF CANADA


                                    By:_______________________________
                                    Name:
                                    Title:


                                    By:_______________________________
                                    Name:
                                    Title